Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-167085 on Form S-4 of our reports dated March 4, 2010, relating to the consolidated financial statements and financial statement schedule of Dollar Thrifty Automotive Group, Inc. and subsidiaries, and the effectiveness of Dollar Thrifty Automotive Group Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dollar Thrifty Automotive Group, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Independent Registered Public Accounting Firms” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

August 12, 2010